Exhibit 99.1



FOR IMMEDIATE RELEASE



For Further Information Contact:
Mr. Thomas H. Hicks
President & Chief Executive Officer
Phone     (954) 797-7960
Fax       (954) 971-1922


                       2Connect Executes Merger Agreement

PLANTATION, FL (May 6, 1998) - 2Connect Express, Inc. (OTC Bulletin Board:
CNTCU) today announced that it has executed a Merger Agreement with Bobby Allison Cellular Systems of Florida, Inc., whereby Bobby Allison will merge with and into a newly formed subsidiary of 2Connect after 2Connect emerges from bankruptcy. 2Connect filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code on January 12, 1998, and subsequently has closed all of its stores except the store at Coral Square Mall in Coral Springs, Florida, which will remain open. The Company has also liquidated all excess inventory, fixtures and equipment, reduced its overhead to skeleton levels, and filed a Plan of Reorganization and Disclosure Statement with the court, preparatory to the aforementioned merger.

The merger is dependent on, among other things, confirmation by the court of the Plan of Reorganization and the execution of a letter of intent for additional financing. Upon completion of additional financing, for which there are no current commitments or indications of interest, it is anticipated that 20% of the combined entity will be owned by current shareholders of 2Connect, 35% by principals of Bobby Allison and 45% by new investors, some of which may also be existing shareholders.

2Connect's Chief Executive Officer, Thomas H. Hicks, commented, "the Company is pleased that the plan to merge, after completing a partial liquidation, is proceeding as anticipated, and we are particularly pleased that our Plan of Re-organization addresses both creditors and shareholders. Our merger partner, Bobby Allison Cellular Systems of Florida, Inc. is a mall based cellular and paging retailer in Florida run by two industry experienced operators."

2Connect Express, Inc. is a specialty retailer and direct, consultative marketer of communications related products and services under the name "2Connect, America's Total Communications Store."

          3500 Gateway Drive., Suite 101, Pompano Beach, Florida 33069